As filed with the Securities and Exchange Commission on August 27, 2002.

                                                       Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             Mylan Laboratories Inc.
               (Exact Name of Issuer as specified in its charter)

               Pennsylvania                              25-1211621
   (State or other jurisdiction of         (I.R.S. Employer Identification No.)
    incorporation or organization)

        1030 Century Building
         130 Seventh Street                               15222
      Pittsburgh, Pennsylvania                          (Zip Code)
(Address of principal executive offices)

                             Mylan Laboratories Inc.
                        1997 Incentive Stock Option Plan
                              (Full Title of Plan)

                                  Milan Puskar
                      Chairman and Chief Executive Officer
                              1030 Century Building
                               130 Seventh Street
                         Pittsburgh, Pennsylvania 15222
                     (Name and address of agent for service)

                                 (412) 232-0100
          (Telephone number, including area code, of agent for service)

                                    Copy to:
                             Bruce D. Knapp, Esquire
                                DKW Law Group, PC
                          58th Floor, US Steel Building
                                600 Grant Street
                         Pittsburgh, Pennsylvania 15219

                         CALCULATION OF REGISTRATION FEE

----------------------- --------------------- -------------------- --------------------- --------------------
Title of Securities         Amount to be       Proposed Maximum      Proposed Maximum         Amount of
  to be Registered         Registered (1)      Offering Price per    Aggregate Offering    Registration Fee
                                                   Share (2)            Price (2)                (2)
----------------------- --------------------- -------------------- --------------------- --------------------
----------------------- --------------------- -------------------- --------------------- --------------------
    Common Stock,            5,000,000              $33.15             $165,750,000            $15,249
    $.50 par value
----------------------- --------------------- -------------------- --------------------- --------------------

(1) For the sole purpose of calculating the registration fee, the number of shares to be registered under this registration statement is the number of additional shares authorized to be issued under the Mylan Laboratories Inc. 1997 Incentive Stock Option Plan (the "Plan"), plus any additional shares that may hereafter become issuable as a result of the adjustment and antidilution provisions of the Plan.

(2) Estimated for purposes of calculating the registration fee pursuant to Rule 457(c) as being the average ($33.15) of the high ($33.50) and low ($32.80) prices for the common stock of Mylan Laboratories Inc. (the "Company") listed on the New York Stock Exchange on August 20, 2002.

     In accordance with Rule 464 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement is effective automatically on the date of filing with the Securities and Exchange Commission ("SEC").

     In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan described herein.


PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The reoffer prospectus filed as part of the Registration Statement filed with the SEC on September 18, 1997 has been revised as follows in accordance with General Instruction E of Form S-8 and, pursuant to General Instruction C of Form S-8, may be used for reoffers and resales of common stock to be acquired by "affiliates" of Mylan Laboratories Inc. (the "Company") (as defined in Rule 405 under the Securities Act) upon the exercise by such affiliates of options to purchase common stock heretofore or hereafter granted under the Mylan Laboratories Inc. 1997 Incentive Stock Option Plan (the "Plan").

                               REOFFER PROSPECTUS

     This prospectus is being used in connection with offerings from time to time by certain Plan participants ("Eligible Shareholders") of shares of the common stock of Mylan Laboratories Inc. (the "Company"), par value $.50 per share, who may be deemed "affiliates" of the Company, as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), which shares may be acquired by the Eligible Shareholders upon their exercise of options granted to them under the Plan ("Options").

         The Eligible Shareholders may sell these shares of common stock from time to time directly to purchasers. Alternatively, the Eligible Shareholders may sell their shares of common stock in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange in separately negotiated transactions, or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Some or all of the shares of common stock may be sold through brokers acting on behalf of the Eligible Shareholders, or to dealers for resale. In connection with these sales, the brokers or dealers may receive discounts or commissions as compensation in the form of discounts or commissions from the Eligible Shareholders and/or the purchasers of the shares for whom they acted as broker or agent (which discounts or commissions are not anticipated to exceed the usual amounts charged for the types of transactions involved). However, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Company will pay all expenses of registration incurred for this offering, but all brokerage commissions and other expenses incurred by individual Eligible Shareholders are the responsibility of each respective Eligible Shareholder. The Company will not be entitled to any proceeds from such sales, although it will receive the exercise price paid by Eligible Shareholders upon exercise of their Options under the Plan.

     The following people may each be deemed an "underwriter" under the Securities Act: any of the Eligible Shareholders; any dealer who participates in the distribution of any shares of the common stock offered under this prospectus; and any broker who executes selling orders on behalf of the Eligible Shareholders. If this should occur, any profit on the sale of common stock by the Eligible Shareholders, and any discounts or commissions received by such brokers or dealers, may be deemed underwriting discounts and commissions under the Securities Act.

     The Company's common stock is traded on the New York Stock Exchange under the symbol "MYL." On August 20, 2002, the closing price of the common stock as reported on the New York Stock Exchange was $32.97 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Prospectus is August 27, 2002.



                                TABLE OF CONTENTS


Available Information.............................................2
Incorporation of Certain Documents by Reference...................3
The Company.......................................................3
Use of Proceeds...................................................3
Persons Eligible to Sell Shares...................................3
Plan of Distribution..............................................4
Legal Matters.....................................................5
Experts...........................................................5
Interests of Named Experts and Counsel............................5

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8, together with all amendments and exhibits thereto (the "Registration Statement") under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement because certain parts were omitted in accordance with the rules and regulations of the SEC. Statements made in this prospectus regarding the content of any contract, agreement or other document may not be complete. With respect to any contract, agreement or other document we have filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved. In addition, any statement we make about such contracts, agreements and other documents shall be deemed qualified in its entirety by our references to the relevant exhibits. The Registration Statement, including the exhibits and schedules filed with it, may be inspected at the SEC's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the SEC located at The Woolworth Building, 233 Broadway, New York, New York 10279, and 174 West Jackson Boulevard, Suite 900, Chicago, Illinois 60604. Copies of such material may be obtained upon written request from the Public Reference Section of the SEC at the addresses set forth above upon payment of prescribed fees. The SEC also maintains a website at "http://www.sec.gov", which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the SEC's Public Reference Section named above; at the SEC's regional offices at the addresses set forth above; or accessed through the SEC's website identified above. In addition, copies of those materials may be obtained upon written request from the Public Reference Section of the SEC upon payment of prescribed fees.

     The common stock of the Company is listed on the New York Stock Exchange and such reports, proxy material and other information are also available for inspection at the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Please note that this prospectus incorporates by reference the following documents filed by the Company with the SEC pursuant to the Exchange Act:

1.   Amended Annual Report on Form 10-K/A for the fiscal year ended March 31,
     2002.

2.   Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

3.   Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

4. The description of the Company's common stock included in the Registration Statement on Form 8-A filed April 3, 1986.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering covered by this Registration Statement shall be deemed to be incorporated by reference in this prospectus, and to be a part of this prospectus from the date such document is filed. Any statement in this prospectus, or in a document incorporated or deemed to be incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of the Registration Statement and this prospectus to the extent that another statement contained in this prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this prospectus.

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of PART II of the Registration Statement (which documents are incorporated by reference in this Prospectus), other documents required to be delivered to eligible participants pursuant to Rule 428(b) of the Securities Act, or additional information about the Plan are available without charge by contacting Patricia A. Sunseri, Senior Vice President - Investor and Public Relations, Mylan Laboratories Inc., 130 Seventh Street, 1030 Century Building, Pittsburgh, Pennsylvania 15222, telephone number (412) 232-0100.

                                   THE COMPANY

     The Company, directly and through subsidiaries, is engaged in developing, licensing, manufacturing, marketing and distributing generic and brand pharmaceutical products. Through its subsidiary, Mylan Pharmaceuticals Inc., the Company is recognized as one of the leaders in the generic pharmaceutical industry. The Company was incorporated in Pennsylvania in 1970. The Company maintains its headquarters at 130 Seventh Street, 1030 Century Building, Pittsburgh, Pennsylvania 15222, telephone number (412) 232-0100.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the common stock offered under this prospectus by the Eligible Shareholders. However, if the Eligible Shareholders exercise their Options to sell the shares of common stock registered under the Registration Statement, they must pay the Company the exercise price for any Options they exercise. The Company cannot predict when or if it will receive proceeds from the exercise of Options, or the amount of any such proceeds. The Company intends to use the proceeds, if any, received from the exercise of Options for working capital purposes. See "Plan of Distribution."

                         PERSONS ELIGIBLE TO SELL SHARES

     The following table sets forth certain information regarding the shares of common stock issuable upon the exercise of Options held by the Eligible Shareholders, who may be deemed "affiliates" of the

Company, as defined in Rule 405 under the Securities Act, and who are eligible to sell shares under this prospectus, whether or not they have a present intention of doing so. No Eligible Shareholder has advised the Company of any present intention to sell any of the shares eligible to be sold (which shares are deemed to be offered hereby). In cases where the Eligible Shareholder serves or has served within the past three years as an officer, director or employee of the Company or any of its subsidiaries, or has had another material relationship with the Company, this relationship is noted. All of the shares offered hereby are shares issued or issuable upon the exercise of Options granted under the Plan. This prospectus may be supplemented from time to time to include the names of affiliates of the Company who may from time to time be awarded Options and the number of shares of common stock issuable upon the exercise thereof, which may be resold in reliance on this prospectus.



           Name                      Position              Shares Beneficially       Shares Eligible to Be
                                                         Owned Prior to Offering           Sold (2)
                                      (1)
---------------------------- -------------------------- -------------------------- --------------------------

Milan Puskar                 Chairman, Chief Executive           2,687,856                    225,000
                             Officer, and Director


Robert J. Coury              Vice Chairman, Director               107,500                    307,500
                             and former consultant

Edward J. Borkowski          Chief Financial Officer                    52                    150,000

Wendy Cameron                Director                               27,500                     47,500

Leslie B. Daniels            Director                               95,000                     47,500

Louis J. DeBone              Senior Vice President                 308,814                    555,000

Laurence S. DeLynn           Director                              313,500                     87,500

John C. Gaisford, M.D.       Director                               79,401                     89,500

Douglas J. Leech             Director                               47,000                     62,500

C.B. Todd                    President, Chief                      583,391                    210,000
                             Operating Officer, and
                             Director

Randall L. Vanderveen, Ph.D  Director                               27,500                     47,500

Stuart A. Williams, Esq.     Chief Legal Officer and               123,175                    207,500
                             Director (3)




(1) Includes (i) shares owned of record, (ii) shares issuable upon the exercise of options (including the Options) which are currently exercisable or exercisable within 60 days from the date of this prospectus, and (iii) shares otherwise beneficially owned.

(2) Shares indicated in this column are shares which would be owned by the Eligible Shareholder upon exercise of options (including the Options) currently held by such Eligible Shareholder, and consequently available for resale under this prospectus. No such Eligible Shareholder has advised the Company of any present intention of selling any of the shares eligible to be sold (which shares are deemed to be offered by this prospectus). However, if all of the shares eligible to be sold are sold in this offering, then, following the offering, the percentage of ownership of each Eligible Shareholder would be less than 1% of all outstanding shares of common stock, except for Mr. Puskar, whose percentage of ownership would be 2.1%.

(3)    See "Interests of Named Experts and Counsel."


                              PLAN OF DISTRIBUTION

     The shares of common stock may be sold from time to time to purchasers in regular way brokerage transactions on the New York Stock Exchange or in privately negotiated transactions. Sales effected through the facilities of the New York Stock Exchange or otherwise will be effected at such prices as may be obtainable and are satisfactory to the respective Eligible Shareholders.

     Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Some or all of the shares of common stock may be sold through brokers acting on behalf of the Eligible Shareholders or to dealers for resale by such dealers. In connection with such sales, those brokers or dealers may receive compensation in the form of discounts or commissions from the Eligible Shareholders and/or the purchasers of such shares for whom they acted as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). However, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. All expenses of registration incurred in connection with this offering will be paid by the Company, but each individual Eligible Shareholder will be responsible for all brokerage commissions and other expenses he or she incurs. The Company will not be entitled to any of the proceeds from such sales, although the Eligible Shareholders must pay the Company the exercise price due when they exercise their Options under the Plan.

     The Eligible Shareholders, any dealer participating in the distribution of any shares of common stock offered under this prospectus, and any broker executing selling orders on behalf of the Eligible Shareholders, may each be deemed "underwriters" within the meaning of the Securities Act. If this occurs, any profit received by the Eligible Shareholders on their sale of any or all of their shares of common stock, and any discounts or commissions received by the brokers or dealers executing those sales, may be deemed underwriting discounts and commissions under the Securities Act.

     Any broker or dealer participating in any distribution of shares of common stock in connection with this offering may be deemed to be an "underwriter" within the meaning of the Securities Act. In that case, the broker or dealer will be required to deliver a copy of this prospectus, including a prospectus supplement, if required, to any person who purchases any of the shares of common stock from or through such broker or dealer.

     In order to comply with the securities laws of certain states, if applicable, the shares of common stock will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in such state, or an exemption from such registration or qualification requirement is available and is complied with.

                                  LEGAL MATTERS

     The validity of the common stock being offered hereby will be passed upon for the Company by DKW Law Group, PC, Pittsburgh, Pennsylvania.

                                     EXPERTS

         The consolidated financial statements of the Company as of March 31, 2002 and 2001 and for each of the three years in the period ended March 31, 2002 incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K and Amended Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     Stuart A. Williams, Esq., the Chief Legal Officer and a director of the Company, maintains an of counsel position with DKW Law Group, PC, where he was a member prior to becoming Chief Legal Officer of the Company.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     This Form S-8 Registration Statement is being filed by the Company pursuant to General Instruction E of Form S-8 to register an additional 5,000,000 shares of common stock, par value $.50 per share, being offered under the Plan.

     The contents of the Company's initial Form S-8 Registration Statement with respect to the Plan, File No. 333-35887, filed with the SEC on September 18, 1997; the Post-Effective Amendment No. 1 to the initial Form S-8 Registration Statement, File No. 333-35887, filed with the SEC on December 23, 1997; and the Post-Effective Amendment No. 2 to the initial Form S-8 Registration Statement, File No. 333-35887, filed with the SEC on the date hereof, are all hereby incorporated by reference to this Form S-8 Registration Statement, except to the extent modified herein.

Item 8. Exhibits.

          4.1 Mylan Laboratories Inc. 1997 Incentive Stock Option Plan, as amended and restated effective July 26, 2002, filed as Annex A to Definitive Proxy Statement on June 24, 2002, and incorporated herein by reference.

          4.2 Amended and Restated Articles of Incorporation of the Company, filed as Exhibit 4.2 to the Form S-8 on December 23, 1997 (registration number 333-43081) and incorporated herein by reference.

          4.3 By-laws of the Company, as amended to date, filed as Exhibit 3.2 to the Form 10-K for the fiscal year ended March 31, 2001, and incorporated herein by reference.

          4.4 Rights Agreement, as amended to date, between the Company and American Stock Transfer & Trust Co., filed as Exhibit 4.1 to Form 8-K dated August 30, 1996, and incorporated herein by reference. The Amendment thereto is incorporated herein by reference to Exhibit 1 to Form 8-A/A dated March 31, 2000.

          5.1 Opinion of DKW Law Group, PC.

          23.1 Consent of DKW Law Group, PC (included in the opinion filed as
          Exhibit 5.1 to this Registration Statement).

          23.2 Consent of Deloitte & Touche LLP

          24.1 Powers of Attorney (included on signature page of this registration statement).

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania on August 27, 2002.


                                     MYLAN LABORATORIES INC.

                                     By: /s/ Milan Puskar
                                        ----------------------------------------
                                     Name:  Milan Puskar
                                     Title: Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania on August 27, 2002.

                                       /s/ Laurence S. DeLynn
                                      ------------------------------------------
                                      Laurence S. DeLynn,
                                      Compensation Committee Member

                                       /s/ John C. Gaisford
                                       -----------------------------------------
                                      John C. Gaisford
                                      Compensation Committee Member


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Milan Puskar, Robert J. Coury and Patricia A. Sunseri, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents of any of them, or any substitute or substitutes, lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                    TITLE                 DATE
               ---------                    -----                 ----

 /s/ Milan Puskar               Chairman, Chief Executive      August 27, 2002
------------------------------  Officer, and Director
  Milan Puskar

 /s/ Robert J. Coury            Vice Chairman and Director     August 27, 2002
------------------------------
  Robert J. Coury
                                     7

 /s/ Edward J. Borkowski        Chief Financial Officer        August 27, 2002
------------------------------  (Principal financial officer)
  Edward J. Borkowski

 /s/ Gary E. Sphar              Vice President and             August 27, 2002
------------------------------  Corporate Controller
  Gary E. Sphar                 (Principal accounting officer)


 /s/ Wendy Cameron              Director                       August 27, 2002
------------------------------
  Wendy Cameron

 /s/ Leslie B. Daniels          Director                       August 27, 2002
------------------------------
  Leslie B. Daniels

 /s/ Laurence S. DeLynn         Director                       August 27, 2002
------------------------------
  Laurence S. DeLynn

  /s/ John C. Gaisford          Director                       August 27, 2002
------------------------------
  John C. Gaisford, M.D.

  /s/ Douglas J. Leech          Director                       August 27, 2002
------------------------------
  Douglas J. Leech

  /s/ Patricia A. Sunseri       Senior Vice President,         August 27, 2002
------------------------------  Investor and Public
  Patricia A. Sunseri           Relations, and Director

  /s/ C.B. Todd                 President, Chief Operating     August 27, 2002
------------------------------  Officer and Director
  C.B. Todd

  /s/ Randall L. Vanderveen     Director                       August 27, 2002
------------------------------
  Randall L. Vanderveen, Ph.D.

  /s/ Stuart A. Williams        Chief Legal Officer and        August 27, 2002
------------------------------  Director
  Stuart A. Williams, Esq.